SUBSCRIPTION AGREEMENT

Golub Capital BDC, INC.

Ladies and Gentlemen:

The terms of this subscription agreement (the “Agreement”) are made and entered into between Golub Capital BDC, Inc., a Delaware corporation (the “Company”), and (the “Investor”).

In order to subscribe for shares of common stock, par value $0.001 of the Company (the “Shares”), a prospective Investor must complete and execute this Agreement in accordance with the instructions set forth in this Agreement.  This Agreement in its entirety, together with the appropriate payment as described herein, should then be returned to:

Golub Capital BDC, Inc.
150 South Wacker Drive, Suite 800
Chicago, Illinois 60606
Attn:  David B. Golub

Subscriptions from suitable prospective Investors will be accepted at the sole discretion of the Company.  If your subscription is not accepted, we shall return your payment, without interest.

In connection with the proposed purchase by the Investor of Shares pursuant to Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”), the Investor agrees and acknowledges, on its own behalf or on behalf of each account for which it is acquiring Shares, and makes the representations and agreements, on its own behalf or on behalf of each account for which it is acquiring Shares, set forth in Sections 1 through 4 and Sections 9 through 28 of this Agreement:

Name in which the Shares are to be Registered:

Address:

Social Security Number or Taxpayer Identification Number, as applicable:

Subscription Amount:          No. of Shares            Dollars

Please make payment by check or bank draft, money order or wire transfer to Golub Capital BDC, Inc. for the amount of your subscription.

IF YOU ARE ACTING FOR MORE THAN ONE INVESTOR, PLEASE COMPLETE THE FORM ATTACHED HERETO AS ANNEX A FOR EACH OF THOSE INVESTORS.

The Investor(s) has/have provided a completed and signed Substitute IRS Form W-9 as set forth in Section 28 of this Agreement.  This Agreement has been executed by the Investor(s) or a duly authorized representative of the Investor(s), as of the date indicated below.

Date:	INVESTOR
By:

Name:

Title:

Accepted:	GOLUB CAPITAL BDC, INC.

By:
Name: David B. Golub
Title: Chief Executive Officer

The Subscription

1.       The undersigned, desiring to become an Investor in the Company, hereby subscribes for and agrees to purchase Shares in the Company.

2.       In exchange for the Shares subscribed for herein, the undersigned hereby irrevocably commits to pay $15.00 per Share to the Company on the terms and conditions set forth in this Agreement.

3.       Upon signing the signature page of this Agreement by or on behalf of each named Investor, (i) the Agreement shall be validly executed and delivered to such Investor and shall be valid, binding and enforceable against such Investor in accordance with the terms and subject to the conditions set forth in this Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and (ii) such Investor irrevocably subscribes for and agrees to purchase from the Company the number of Shares set forth next to the Investor’s name on page 1 of this Agreement.  Notwithstanding the foregoing, any subscription may be revoked by the Company until delivery of such document or prior to the fulfillment of the condition set forth in Section 4.

4.       The Investor understands and agrees that the Company reserves the right to accept or reject the Investor’s subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company and such subscription shall be deemed to be accepted by the Company only when this Agreement is signed by a duly authorized person by or on behalf of the Company.  This Agreement may be signed in counterpart form.

Representations, Warranties and Covenants of the Company

5.       The Company has been duly organized as a corporation and is validly existing and in good standing under the laws of the State of Delaware.  The Company has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

6.       This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

7.       The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or the organizational documents of the Company or any agreement of other instrument binding upon the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for performance by the Company of its obligations under this Agreement, except where failure to do so would not reasonably be expected to have a material adverse effect.

8.       All of the Shares are duly authorized, validly issued, fully paid and nonassessable, no holder thereof is or will be subject to personal liability by reason of being such a holder, and such Shares are not subject to any preemptive rights.

Representations, Warranties and Covenants of each Investor

9.       The Investor is a legal entity of the type reflected in Annex A hereto and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  The Investor has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

10.     Any information furnished to the Company by the Investor, including with respect to the Investor’s financial position, background and investment experience, is true, correct and complete in all material respects as of the date of this Agreement.

11.     The execution and delivery by the Investor of, and the performance by the Investor of its obligations under, this Agreement will not contravene any provision of applicable law or the organizational documents of the Investor or any agreement of other instrument binding upon the Investor, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Investor, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for performance by the Investor of its obligations under this Agreement, except where failure to do so would not reasonably be expected to have a material adverse effect.

Conditions

12.     The obligations of the Company under this Agreement shall be subject to (i) the Company’s acceptance of this Agreement.  If this condition is not fulfilled, (i) this Agreement shall terminate and (ii) neither party shall have any claim against the other party for costs, damages, compensation or otherwise.

Accredited Investor and Qualified Purchaser

13.     The Investor certifies that it is an “accredited investor” as such term is defined in Regulation D.  Annex B, as completed by the Investor, sets forth the basis on which the Investor satisfies accredited investor status.   The Investor is a “qualified purchaser” as defined for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and a “qualified eligible person” under Commodity Futures Trading Commission Rule 4.7.  Annex C, as completed by the Investor, sets forth the basis on which the Investor satisfies qualified purchaser and qualified eligible person status.

14.     The Investor is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on ownership, sale, transfer or other disposition of the Shares.  The Investor is able to bear the economic risk of its investment in the Shares and is currently able to afford the complete loss of such investment.  The Investor is aware that there are substantial risks incident to the purchase of the Shares.

Transfer Restrictions

15.     The Investor understands and agrees that the Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act; that the Shares have not been registered under the Securities Act.  The Investor agrees that, if in the future it decides to offer, resell, pledge or otherwise transfer such Shares (or any interest therein), such Shares or interest therein will be offered, resold, pledged or otherwise transferred in a transaction exempt from, or not subject to, the registration requirements of the Securities Act or pursuant to a registration statement declared effective by the Securities and Exchange Commission (the “SEC”).

16.     The Investor agrees that any certificate representing Shares shall bear a legend stating the foregoing transfer restrictions, which restrictions shall terminate only in accordance with the terms of such legend.

17.     Each of the foregoing restrictions is subject to any requirement of law that the disposition of the Investor’s property or the property of such investor account or accounts on behalf of which the Investor holds the Shares be at all times within the control of the Investor or of such accounts and subject to compliance with any applicable federal and state securities laws.

The Offering

18.     The Investor acknowledges that no materials relating to the sale of the Shares have been subject to review, comment or approval by the staff of the SEC or any state securities commission.

19.     The Investor is not purchasing the Shares with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.  The Investor has a pre-existing relationship with the Company or its affiliates.

20.     The party signing this Agreement is acquiring the Shares for its own account, as an Investor, or for an Investor (which is itself an accredited investor, qualified purchaser and qualified eligible person) as to which the party signing this Agreement exercises sole investment discretion and is authorized to make the representations, and enter into the agreements, contained in this Agreement.  The party signing this Agreement has indicated herein whether it is acquiring the Shares for its own account, as an Investor, or for the account of one or more Investors.

21.     The Investor has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Shares, it has been afforded an opportunity to ask questions concerning the terms and conditions of the offering and sale of the Shares, it has had all such questions answered to its satisfaction, it has been supplied all additional information as it has requested and, after being advised by persons deemed appropriate by the Investor concerning this Agreement and the transactions contemplated hereby, it has made an independent decision to purchase the Shares based on information it has determined to be adequate to verify the accuracy of any other information that the Investor deems relevant to making an investment in the Shares.

22.     The Investor became aware of the offering of the Shares by the Company, and the Shares were offered to the Investor, through direct contact between the Investor and the Company.  The Investor did not become aware of, nor were the Shares offered to the Investor by any other means, including, in each case, by any form of general solicitation or general advertising.  In making the decision to purchase the Shares, the Investor relied solely on information obtained by the Investor directly from the Company as a result of any inquiries by the Investor or one or more of the Investor’s advisors.

General

23.     The Investor acknowledges that the Company and its affiliates and others will rely on the acknowledgments, representations and warranties contained in this Agreement as a basis for exemption of the sale of the Shares under the Securities Act and under the securities laws of all applicable states and for other purposes.  Each party signing this Agreement agrees to notify the Company promptly if any of the acknowledgments, representations or warranties set forth in this Agreement are no longer accurate.

24.     The Company and its affiliates are irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

25.     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered to the Company at the address set forth below or, if to the Investors, at the addresses set forth on the first page hereof or in Annex A, as applicable, or at such other address as the Investors shall from time to time designate in writing to the Company.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number set forth below, page one or on Annex A, as applicable, if such facsimile is transmitted on a business day, and if not, then on the next business day thereafter, or (ii) if given by mail, three (3) days after mailed by registered or certified mail (return receipt requested) or (c) if given by express courier, on the day delivered by an express courier (with confirmation by recipient) to the following addresses:

Golub Capital BDC, Inc.
150 South Wacker Drive, Suite 800
Chicago, Illinois 60606
Facsimile:  312-[___]-[____]
Attn:  David B. Golub

26.     This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

27.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

28.     The Investor agrees to provide, together with this completed and signed Agreement, a completed and signed Substitute IRS Form W-9.

ANNEX A

INFORMATION ON ADDITIONAL INVESTORS

	Name (use exact name in which securities are to be registered)*	Address and Facsimile	Social Security Number (or Tax Identification Number, as applicable)	Subscription Amount ($)
1.

2.

3.

4.

5.

*      Please complete one copy of Annex B and Annex C for each investor.

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ANNEX B
ACCREDITED INVESTOR STATUS

Accredited Investor Status.  Please mark the appropriate box next to each description applicable:

[       ]      A natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000.

[       ]      A natural person who had individual income in excess of $200,000 in each of the most recent two years, or joint income with that person's spouse in excess of $300,000 in each of the most recent two years and who has a reasonable expectation of reaching the same income level in the current year.

[       ]      A director or executive officer (as defined in Rule 501(f) of Regulation D promulgated under the Securities Act) of the Company.

[       ]      A bank (as defined in Section 3(a)(2) of the Securities Act) or a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities Act) whether acting in its individual or fiduciary capacity.

[       ]      A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

[       ]      An insurance company (as defined in Section 2(a)(13) of the Securities Act).

[       ]      An investment company registered under the Investment Company Act or a business development company (as defined in Section 2(a)(48) of the Investment Company Act).

[       ]      A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

[       ]      A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

[       ]      An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (A) the investment decision is made by a plan fiduciary (as defined in Section 3(21) of ERISA) which is either a bank, savings and loan association, insurance company or registered investment advisor,  (B) the employee benefit plan has total assets in excess of $5,000,000 or (C) if the plan is a self directed plan, its investment decisions are made solely by persons who are accredited investors.

[       ]      A private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended).

[       ]      Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring securities, with total assets in excess of $5,000,000.

[       ]      A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring securities, whose acquisition is directed by a person who, either alone or with his or her purchaser representative(s), has such knowledge and experience in financial business matters that such person is capable of evaluating the merits and risks of acquiring securities.

[       ]      An entity in which all of the equity owners meet the requirements of at least one of the above subparagraphs for accredited investors.

Date:

By:

Name:

Title:

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ANNEX C
QUALIFIED PURCHASER AND QUALIFIED ELIGIBLE PERSON STATUS

Qualified Purchaser and Qualified Eligible Person Status.  Please mark the appropriate box next to each description applicable:

(1)
[       ]  A natural person (including any person who will hold a joint, community property, or other similar shared ownership interest in the Company with that person’s qualified purchaser spouse) who owns at least $5,000,000 in Investments (as defined in Schedule I).

(2)
[       ]  A company* that owns at least $5,000,000 in Investments and that is owned directly or indirectly by or for two or more natural persons who are related as siblings or spouse (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons (“Family Company”).

(3)
[       ]  A trust that is not covered by clause (2) above, and that was not formed for the specific purpose of investing in the Company, as to which the trustee or other person authorized to make decisions with respect to the trust, and each settlor or other person who has contributed assets to the trust, is a person described in clause (1), (2), or (4).

(4)
[       ]  A person (including a company), acting for its own account or the accounts of other qualified purchasers, who in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in Investments.

(5)
[       ]  A “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act (as that term is modified by the limitations imposed thereon by Rule 2a51-1(g)(1) under the Investment Company Act);

(6)
[       ]  A company, regardless of the amount of its Investments, each of the beneficial owners of securities issued by such company is a person described in clause (1), (2), (3), (4), or (5) of this Annex C.  (If this item is checked, please contact the Company.  Additional requirements may apply.)

Date:

By:

Name:

*
For purposes of this Question, “company” includes a corporation, a partnership, an association, a joint-stock company, a trust or a fund.  In order to be a “qualified purchaser” any company that both (i) would, but for an exception provided in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act, be an investment company and (ii) was in existence prior to May 1, 1996, must have complied with the consent provisions of Section 2(a)(51)(C) of the Investment Company Act.

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SCHEDULE I

For the purposes of determining “qualified purchaser” status, the term “Investments” means all of the following:

(i)
Securities (as defined by Section 2(a)(1) of the Securities Act), other than securities of an issuer that controls, is controlled by, or is under common control with, the Investor, unless the issuer of such securities is any of the following:

(A)
An investment company, a company that would be an investment company under the Investment Company Act but for the exclusions provided by Sections 3(c)(1) through 3(c)(9) of the Investment Company Act or the exemptions provided by Rules 3a-6 or 3a-7 thereunder, or a commodity pool;

(B)
A company that files reports pursuant to Section 13 or Section 15(d) of the Exchange Act or that has a class of securities that are listed on a “designated offshore securities market” as that term is defined by Regulation S under the Securities Act; or

(C)
A company with shareholders’ equity of not less than $50 million (determined in accordance with generally accepted accounting principles) as reflected on the company’s most recent financial statements, provided that such financial statements present the information as of a date within 16 months preceding the date on which the Investor acquires Shares in the Company.

(ii)           Real estate held for “Investment Purposes,” as described below.

(iii)
“Commodity Interests” held for Investment Purposes, as described below.  “Commodity Interests” means commodity futures contracts, options on commodity futures contracts, and options on physical commodities traded on or subject to the rules of:

(A)	Any contract market designated for trading such transactions under the Commodity Exchange Act (“CEA”) and the rules thereunder; or

(B)	Any board of trade or exchange outside the United States, as contemplated in Part 30 of the rules under the CEA.

(iv)
“Physical Commodities” held for Investment Purposes, as described below.  “Physical Commodity” means any physical commodity with respect to which a Commodity Interest is traded on a market specified in (iii)(A) or (B) immediately above.

(v)	To the extent not securities, “Financial Contracts” entered into for Investment Purposes, as described below. “Financial Contracts” means any arrangement that:

(A)
Takes the form of an individually negotiated contract, agreement, or option to buy, sell, lend, swap, or repurchase, or other similar individually negotiated transaction commonly entered into by participants in the financial markets;

(B)
Is in respect of securities, commodities, currencies, interest or other rates, other measures of value, or any other financial or economic interest similar in purpose or function to any of the foregoing; and

(C)	Is entered into in response to a request from a counter party for a quotation, or is otherwise entered into and structured to accommodate the objectives of the counter party to such arrangement.

(vi)
If the Investor is a company that would be an investment company but for one of the exclusions provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, or a commodity pool, any amounts payable to the Investor pursuant to a firm agreement or similar binding commitment pursuant to which a person has agreed to acquire an interest in, or make capital contributions to, the Investor upon demand of the Investor; and

(vii)	Cash and cash equivalents (including foreign currencies) held for Investment Purposes, as described below, including:

I-1

(A)	Bank deposits, certificates of deposit, bankers acceptances and similar bank instruments held for Investment Purposes; and

(B)	The net cash surrender value of an insurance policy.

Investment Purposes.  For purposes of the definition of “Investment” the following applies.  Real estate is not considered to be held for Investment Purposes by an Investor if it is used by the Investor or a Related Person, as defined below, for personal purposes or as a place of business, or in connection with the conduct of the trade or business of the Investor or a Related Person, provided that real estate owned by an Investor that is engaged primarily in the business of investing, trading or developing real estate in connection with such business may be deemed to be held for Investment Purposes.  Residential real estate is not deemed to be used for personal purposes if deductions with respect to such real estate are not disallowed by Section 280A of the Internal Revenue Code of 1986, as amended.  A Commodity Interest or Physical Commodity owned, or a financial contract entered into, by an Investor that is engaged primarily in the business of investing, reinvesting, or trading in Commodity Interests, Physical Commodities or financial contracts in connection with such business may be deemed to be held for Investment Purposes.  The term “Related Person” generally means a person who is related to the Investor as a sibling, spouse or former spouse, or is a direct lineal descendant or ancestor by birth or adoption of the Investor, or is a spouse of such descendant or ancestor, provided that, in the case of a Family Company, a Related Person includes any owner of the Family Company and any person who is a Related Person of such owner.

Valuation.  For purposes of determining whether an Investor is a qualified purchaser, the aggregate amount of Investments owned and invested on a discretionary basis by the Investor shall be the Investments’ fair market value on the most recent practicable date or their cost, provided that: in the case of Commodity Interests, the amount of Investments shall be the value of the initial margin or option premium deposited in connection with such Commodity Interests; and, in each case, certain deductions (described below) from the amount of Investments owned by the Investor must be made.  In determining whether any person is a qualified purchaser there is deducted from the amount of such person’s Investments the amount of any outstanding indebtedness incurred to acquire or for the purpose of acquiring the Investments owned by such person.  Additionally, in determining whether a Family Company is a qualified purchaser, there will be deducted from the value of such Family Company’s Investments any outstanding indebtedness incurred by an owner of the Family Company to acquire such Investments.

Joint Investments.  In determining whether a natural person is a qualified purchaser, there may be included in the amount of such person’s Investments any Investments held jointly with such person’s spouse, or Investments in which such person shares with such person’s spouse a community property or similar shared ownership interest.  In determining whether spouses who are making a joint investment in the Company are qualified purchasers, there may be included in the amount of each spouse’s Investments any Investments owned by the other spouse (whether or not such Investments are held jointly).  In each case, the amount of any such Investments will be reduced by any deductions specified above (under “Valuation”) with respect to each spouse.

Investments by Subsidiaries.  For purposes of determining the amount of Investments owned by a company under paragraph (c) of the “Qualified Purchaser” question in the Investor Qualifications section above, there may be included Investments owned by majority-owned subsidiaries of the company and Investments owned by a company (“Parent Company”) of which the company is a majority-owned subsidiary, or by a majority-owned subsidiary of the company and other majority-owned subsidiaries of the Parent Company.

Certain Retirement Plans and Trusts.  In determining whether a natural person is a qualified purchaser, there may be included in the amount of such person’s Investments any Investments held in an individual retirement account or similar account the Investments of which are directed by and held for the benefit of such person.

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